Exhibit 99

Seneca Foods Reports Earnings of $11.3 Million or $0.92 per Diluted Share for Fiscal Year 2012

MARION, N.Y. June 8, 2012 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) reported that net earnings for the fiscal year ended March 31, 2012 decreased 36.3% to $11.3 million, or $0.92 per diluted share, compared to $17.7 million, or $1.45 per diluted share, in the fiscal year ended March 31, 2011.  Net sales for the fiscal year ended March 31, 2012 increased from the fiscal year ended March 31, 2011 by 5.6%, to $1,261.8 million.  The increase is attributable to increased selling prices and improved sales mix of $133.3 million partially offset by a sales volume reduction of $66.1 million.

Net sales for the fourth quarter ended March 31, 2012 increased from the fourth  quarter ended March 31, 2011 by 7.2%, to $271.2 million.  The increase is attributable to increased selling prices and more favorable sales mix of $54.3 million and partially offset by less sales volume of $36.1 million.  Net loss for the fiscal fourth quarter of 2012 was $2.2 million, or $0.18 per diluted share, compared to a net loss of $1.9 million, or $0.15 per diluted share, in the fiscal fourth quarter of 2011.

Excluding a non-cash after-tax LIFO charge of $11.3 million, net earnings per diluted share were $0.74 during the quarter ended March 31, 2012 versus a $0.20 net loss per diluted share during the quarter ended March 31, 2011, which included a non-cash LIFO credit of $0.6 million.  Excluding a non-cash after-tax LIFO charge of $30.7 million, net earnings per diluted share were $3.44 during the year ended March 31, 2012 versus $1.03 per diluted share during the year ended March 31, 2011, which included a non-cash LIFO credit of $5.1 million.

During 2012, the Company recorded a gain of $0.7 million from the sale of property located in LeSueur, Minnesota and a gain of $0.1 million from the sale of other property which are included in other operating (loss) income.  During 2011, there was a gain from the reversal of an environmental reserve of $0.3 million, a gain of $0.2 million from the sale of certain fixed assets and a loss of $0.4 from the disposal of certain fixed assets which are also included in other operating (loss) income.

During the second quarter of fiscal 2011, the Company implemented workforce reductions, at its plants in Buhl, Idaho and Mayville, Wisconsin and certain other locations that resulted in a restructuring charge of $1.4 million primarily for severance costs.

About Seneca Foods Corporation
Seneca Foods is one of the country’s largest processors of canned fruits and vegetables with manufacturing facilities located throughout the United States. Its products are sold under the Libby’s, Aunt Nellie’s Farm Kitchen, Stokely’s, READ, Seneca Farms, and Seneca labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, LLC, a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, LLC under the Green Giant label. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.  SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Net Earnings Excluding LIFO Impact, EBITDA and FIFO EBITDA

Net Earnings excluding LIFO, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO and to periods prior to 2008 when the company did not use LIFO and enhance the understanding of the company’s operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net earnings and reported diluted earnings per share to net earnings excluding LIFO and diluted earnings per share excluding LIFO.

	Quarter Ended
	March 31, 2012		March 31, 2011
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net loss, as reported:	$(2.2)	$(0.18)	$(1.9)	$(0.15)

LIFO charge (credit), after tax at statutory federal rate	11.3	0.92	(0.6)	(0.05)

Net earnings (loss), excluding LIFO impact	$9.1	$0.74	$(2.5)	$(0.20)

Diluted weighted average common shares outstanding (in thousands)		11,778		11,808

	Year Ended
	March 31, 2012		March 31, 2011
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$11.3	$0.92	$17.7	$1.45

LIFO charge (credit), after tax at statutory federal rate	30.7	2.52	(5.1)	(0.42)

Net earnings, excluding LIFO impact	$42.0	$3.44	$12.6	$1.03

Diluted weighted average common shares outstanding (in thousands)		11,799		11,636

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Year Ended
EBITDA and FIFO EBITDA:	March 31, 2012	March 31, 2011
	(In thousands)

Net earnings	$11,256	$17,671
Interest expense, net of interest income	8,102	8,827
Income taxes	6,265	5,796
Depreciation and amortization	22,691	22,581
Interest amortization	(364)	(486)
EBITDA	47,950	54,389
LIFO charge (credit)	47,340	(7,852)
FIFO EBITDA	$95,290	$46,537

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

•	general economic and business conditions;
•	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
•	transportation costs;
•	climate and weather affecting growing conditions and crop yields;
•	availability of financing;
•	leverage and the Company’s ability to service and reduce its debt;
•	foreign currency exchange and interest rate fluctuations;
•	effectiveness of the Company’s marketing and trade promotion programs;
•	changing consumer preferences;
•	competition;
•	product liability claims;
•	the loss of significant customers or a substantial reduction in orders from these customers;
•	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
•	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:
Jeffrey L. Van Riper, Controller & Secretary
315-926-8100

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings
For the Periods Ended March 31, 2012 and 2011
(In thousands of dollars, except share data)

	Quarter		Year-to-Date
	Fiscal 2012	Fiscal 2011	Fiscal 2012	Fiscal 2011

Net sales	$271,204	$252,972	$1,261,821	$1,194,612

Plant restructuring expense (note 3)	$-	$34	$39	$1,354

Other operating (loss) income, net (note 4)	$(62)	$40	$814	$844

Operating (loss) income (notes 1 and 2)	$(1,752)	$(1,109)	$25,623	$32,294
Interest expense, net	2,272	2,237	8,102	8,827
(Loss) earnings before income taxes	$(4,024)	$(3,346)	$17,521	$23,467

Income taxes (benefit) expense (note 5)	(1,842)	(1,469)	6,265	5,796

Net (loss) earnings	$(2,182)	$(1,877)	$11,256	$17,671

(Loss) earnings attributable to common stock (note 6)	$(2,114)	$(1,819)	$10,851	$16,797

Basic (loss) earnings per share	$(0.18)	$(0.15)	$0.93	$1.45

Diluted (loss) earnings per share	$(0.18)	$(0.15)	$0.92	$1.45

Weighted average shares outstanding basic	11,706,493	11,735,631	11,726,801	11,563,956

Weighted average shares outstanding diluted	11,778,009	11,807,700	11,799,151	11,636,025

Note 1: The effect of the LIFO inventory valuation method on fourth quarter pre-tax results was to reduce operating earnings by $17,285,000 for the three month period ended March 31, 2012 and increase operating earnings $962,000 for the three month period ended March 31, 2011.
Note 2: The effect of the LIFO inventory valuation method on year-to-date pre-tax results was to reduce operating earnings by $47,340,000 for the year ended March 31, 2012 and increase operating earnings by $7,852,000, for the year ended March 31, 2011.
Note 3: The three month period ended March 31, 2011 included a restructuring charge for severance costs of $34,000.
The years ended March 31 2012 and 2011 include a restructuring charge for severance costs of
$39,000 and $1,354,000, respectively.
Note 4: Other income for the current year of $814,000 represents a net gain on the sale of unused fixed assets.
Other income for the prior year of $844,000 represents a gain of $736,000 related to the acquisition of Lebanon, a gain from the reversal of an environmental reserve of $250,000 and a net loss of $142,000 on the sale of unused fixed assets.
Note 5: The year ended March 31, 2011 includes a tax benefit of $1,519,000 mostly related to the settlement of an audit of fiscal years 2006, 2007, and 2008 with the Internal Revenue Service.
Note 6: The Company uses the "two-class" method for basic earnings per share by dividing the earnings attributable to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for each period presented. Common and participating shares totaled 12,099,649 as of March 31, 2012.

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